EXHIBIT 10.18

                            [On Letterhead of SIGNET]

August 18, 1997

Mr. Bruce Resnik, CFO
American Passage Media, Inc.
529 Fifth Avenue, 7th Floor
New York, NY 10017 - 4608

         Re: Waiver and Amendment Relating to Commitment Reductions

Dear Mr. Leeds:

         Reference is hereby made to that certain Business Loan Agreement (as amended prior to the date hereof, as amended hereby and as may be amended from time to time hereafter, "Credit Agreement") dated as of September 13, 1996 by American Passage Media, Inc. ("Borrower") and Signet Bank/Virginia (as predecessor in interest to Signet Bank, "Signet Bank") and the Promissory Note by the Borrower to the order of Signet Bank dated September 30, 1996 ("Note").

         Under the Note section relating to the Borrower's Reducing Revolver Commitment Amount, Borrower must reduce the revolving Commitment Amount to $3,325,000 as of June 30, 1997 and to $3,150,000 as of December 31, 1997.
Through this letter, Signet Bank hereby waives any Default or Event of Default under the Credit Agreement caused by Borrower's failure to make the payment of principal due as a result of the reduction scheduled to have occurred on June 30, 1997. Signet Bank also waives the otherwise required reduction of the revolving Commitment Amount scheduled to occur on December 31, 1997 and permanently amends and restates the commitment reduction schedule as follows:

                                    Amended                    Amended
                               Commitment Amount          Annual Reduction By %
                               -----------------          ---------------------

        December 31, 1996         $3,500,000                       0%
        June 30, 1997             $3,500,000
        December 31, 1997         $3,500,000                       0%
        June 30, 1998             $3,150,000
        December 31, 1998         $2,800,000                      20%
        June 30, 1999             $2,450,000
        December 31, 1999         $2,100,000                      20%
        June 30, 2000             $1,662,500
        December 31, 2000         $1,225,000                      25%
        June 30, 2001             $  787,000
        September 31, 2001                $0                      35%

Notwithstanding the foregoing, the reducing revolving credit facility will reduce to zero ($0.0) as of September 31, 2001 (Maturity).


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         Additionally, for the required reporting period ending September 31,
1997 and for each subsequent required reporting period that would effected, the Borrower may add up to $153,900 (the actual amount of cash paid to Gilbert Scherer for the early retirement of future contractual payments owed to him under the CONSULTING AND NON-COMPETITION AGREEMENT, dated September 13,1996) to its Operating Cash Flow but only to the extent that the income from continuing operations serving as the basis for such Operating Cash Flow has been reduced by at least that amount in accounting for these payments.

         In consideration of and as compensation to Signet Bank for the value and benefit directly received by Borrower for this amendment, Borrower agrees to pay Signet Bank an amendment fee of $15,000, due and payable in immediately available funds upon execution of this waiver and amendment by Borrower.

         Except as expressly amended hereby, all other terms of the Credit Agreement and Related Documents remain in full force and effect and unchanged. In addition, Signet Bank's agreement hereby to amend the Note will not obligate Signet Bank to otherwise amend the Credit Agreement or any Related Document in any manner at any time in the future or to waive compliance (temporarily or otherwise) with any provision of any Related Document. Capitalized terms used herein without separate definition have the meaning ascribed to such terms in the Credit Agreement.

         Please evidence Borrower's agreement to the terms of this Amendment and to Borrower's payment of Lender's reasonable attorney's fees in connection with the Credit Agreement amendment by signing a copy of this letter where indicated below and returning it to me by overnight courier (with a copy to Sam Rubenstein). This agreement by Lender to amend the Credit Agreement expires, if not accepted by Borrower through execution of this letter, on Friday August 22, 1997.

                                          Yours truly,

                                          /s/ Jon A. Slabaugh
                                          -----------------------------------
                                          Jon A. Slabaugh, Vice President
                                          Signet Bank

cc:  Mr. Don Leeds, American Passage Media, Inc.
     Mr. Bryan J. Mitchell, Signet Bank

_____________________________________________

Agreed and Accepted:

American Passage Media, Inc.

  /s/ Bruce L. Resnik
-------------------------------
By:
Title:  EVP/CFO
Date:  8/28/97


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